                               CONSENT OF EXPERTS

I hereby consent to the incorporation by reference of the information contained in the Annual Information Form of Kinross Gold Corporation ("Kinross") dated May 8, 2003 and the Annual Report on Form 40-F of Kinross for the year ended December 31, 2002, which Kinross used or directly quoted from my report dated April 4, 2003, in preparing summaries, include ore reserve and mineral estimates, in the Annual Report relating to the Porcupine Joint Venture which includes the Hoyle Pond Mine, the Pamour Mine and the Dome Mine into this Registration Statement on Form S-8.



By:    /s/ Jean-francois Couture, Ph.D.,P.Geo/
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             Jean-Francois Couture, Ph.D., P.Geo
Title:       Principal Geologist

Date: September 17, 2003